Exhibit 10.24

SALE AGREEMENT

THIS AGREEMENT made as of the 13 day of October, 2004

BETWEEN:

GEO-X SYSTEMS LTD., a body corporate having its head
office at 500, 440 - 2nd Avenue S.W., Calgary, Alberta,
T2P 5E9, Canada
(hereinafter called the “Vendor”)

OF THE FIRST PART

- and -

TIDELANDS GEOPHYSICAL CO., INC., a body corporate
having its head office at 1304 Summit Avenue, Suite 2, Piano, Texas,
United States 75074
(hereinafter called the “Purchaser”)

OF THE SECOND PART

WHEREAS:

1.             The Purchaser wishes to purchase certain equipment from the Vendor, on the terms and conditions hereinafter set forth.

2              The equipment to be purchased by the Purchaser from the Vendor is set out and described in Schedule “A” attached hereto and forming part hereof (the “Equipment”).

3.             Delivery of the Equipment is to occur on or before November 1, 2004.

NOW THEREFORE IN CONSIDERATION OF the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

4.             The Total Purchase Price in UNITED STATES DOLLARS (“USD”) for the Equipment shall be USD 2,807,424.76.

5.             The Purchaser hereby promises and agrees to pay the said Total Purchase Price of USD 2,807,424.76 to the Vendor at Calgary, Alberta as follows:

(a)           The amount of USD 421,113.71 shall be payable upon execution of Sale Agreement.

(b)           The amount of USD 2,386,311.05 shall be payable prior to delivery of Equipment.

(c)           Any overdue instalments or so much thereof as may from time to time remain unpaid, and on any other amounts owing as described hereafter and remaining unpaid from time to time, at the rate of twelve (12) per centum per annum to be computed monthly not in advance from the date of default in payment thereof, both before and after judgement (hereinafter called the “Interest”).

6.             The Vendor shall test the Equipment prior to delivery to ensure that the Equipment is performing to the Vendor’s published specifications. The Purchaser’s representatives may be present for and participate in this testing.

7.             By accepting the Equipment, the Purchaser acknowledges and agrees that the Equipment has been prepared and is operating for its intended purpose and the Purchaser acknowledges that the Equipment is sold on an “as is” and “where is” basis, and that otherwise as expressly set out in this Agreement, Vendor makes no representations or warranties, express or implied (by statute or otherwise), as to the Equipment and assumes no responsibility for the condition or intended use of the same.

8.             Training will be provided at the Vendor’s manufacturing facility in Calgary. Alberta and in the field during system commissioning. Up to two (2) weeks of operator training and up to four (4) weeks of system maintenance training will be provided at the Vendor’s manufacturing site prior to shipment of the Equipment.  Up to four (4) weeks of training will be provided during commissioning of the system in the field. The Vendor will provide personnel at the Purchaser’s designated location for the commissioning of the Equipment, and for further training of the Purchaser’s specialists during actual operation of the recording system in the field. A minimum of one (1) specialist from the Vendor’s manufacturing division will be provided during the field commissioning and training period. All travel and living expenses are for the account of the Purchaser.

9.             The Vendor shall provide the following warranty with regard to the Equipment from the date of delivery thereof:

(a)           Twelve months parts and labour warranty on all Central Recording Unit Components, Battery Chargers and Battery Discharge Station.

(b)           Twenty-four months parts and labour warranty on all used Remote Acquisition Modules and Line Tap Units.

(c)           Three months parts and labour warranty on Battery Packs and Hand Held Test Units.

(d)           The standard cable manufacturer’s warranty on cables.

This warranty does not apply to connectors or to units or other items of the Equipment which have been subject to physical damage, misuse, unauthorized repair or modification or loss due to any reason.

10.           When warranty service is required at a remote location, the Purchaser shall reimburse the Vendor for travel and living expenses for the Vendor’s technicians to travel from Calgary, Alberta to the location of the Equipment and return to Calgary, Alberta.  In addition, the Purchaser shall be responsible for the transportation costs of parts and components delivered to, and returned from, the location of the Equipment.

11.           After the applicable warranty period noted above, and provided the Purchaser is not in default, the Vendor will offer maintenance for the Equipment at the Vendor’s prevailing shop rates.

12.           It shall be the Purchaser’s responsibility to conduct such tests as are appropriate with sufficient frequency to ensure that the Equipment is functioning properly. The Vendor specifically does not accept and shall not be responsible for any direct or indirect liability or loss (including loss of profit, business, revenue, goodwill or anticipated savings) resulting out of or in any way connected with the Purchaser’s use of the Equipment, including without limitation any malfunction or non-operation of the Equipment or any of its component parts.

13.           It is agreed that until the said Total Purchase Price and applicable Interest are fully paid, title to and ownership in the Equipment shall remain with the Vendor and the Equipment shall remain the property of the Vendor, but the same shall be entirely at the Purchaser’s risk.

14.           The Purchaser acknowledges and agrees that any and all trade marks, trade names, copyrights, patents and other intellectual property rights used or embodied in or in connection with the ARAM-ARIES Seismic Recording System shall be and remain the sole property of the Vendor. In the event that new inventions, designs or processes evolve in the performance of or as a result of the use of the ARAM-ARIES Seismic Recording System by the Purchaser, the Purchaser acknowledges and agrees that the same shall be the property of the Vendor unless otherwise agreed in writing by the Vendor.

15.           The Purchaser further recognizes and accepts that the Equipment and information and know how relative thereto incorporates certain proprietary information (the “Proprietary Information”). The Purchaser undertakes to keep all such Proprietary Information confidential and not directly or indirectly, at any time or in any place, disclose to any others (excepting the Purchaser’s officers or employees having a need to know or otherwise as permitted by this Agreement) or use in any way other than in connection with the proper use of the Equipment, any Proprietary Information. As part of its obligation under this Clause 15, the Purchaser shall counsel its employees and representatives regarding its and their obligations regarding the Proprietary Information.

16.           The Purchaser shall not, without the prior written consent of the Vendor, copy or manufacture or permit to be copied any of the Equipment including, without limitation, those elements of the Equipment incorporating Proprietary Information.

17.           The Purchaser shall not, without the prior written consent of the Vendor, show or permit to be shown any internal feature of the Equipment and supplies or any drawings, schematics, diagrams, manuals or instructions or other documentation relative thereto to any other person; provided, however, that the foregoing prohibition shall not prevent the Purchaser from showing any of the foregoing to any of the Purchaser’s employees or others having a need to know for the purpose of the proper conduct of the Purchaser’s business, subject to the Purchaser giving written instruction to such employees or others that the features and documentation are to be treated in a confidential manner in accordance with this Agreement.

18.           The Purchaser shall enter into a Software License with the Vendor in the form attached as Schedule “B” hereto and forming a part hereof.

19.           The Purchaser’s obligations under clauses 14, 15, 16 and 17 of this Agreement shall remain in effect even after completion or termination of this Agreement.

20.           Time shall in every respect be of the essence of this Agreement.

21.           This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns, and wherever the singular or masculine is used herein, the same shall include the plural or feminine whenever the context or circumstances so require.

22.           No previous waiver or course of dealing shall affect the Vendor’s right to strict performance of other or future obligations of the Purchaser.

23.           Any provision of this Agreement prohibited by law shall be effective to the extent of such prohibition without invalidating the remaining provisions of this Agreement and the Vendor shall be entitled to any other remedies available by law or statute.

24.           This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada, applicable therein.

25.           Any notice or other document required or permitted by any of the provisions of the Agreement shall be given to the parties by written notice at the following addresses or to such other addresses as the parties may specify in writing:

if to the Purchaser, at:

Tidelands Geophysical Co., Inc.

1304 Summit Avenue, Suite 2

Plano, Texas

United States 75074

Attention:              Wayne Whitener, President

if to the Vendor, at:

Geo-X Systems Ltd.

500, 440 - 2nd Avenue S.W.

Calgary, Alberta

Canada T2P 5E9

Attention:              Collin Newman, Vice President

Notice shall be effective if given personally to a director or officer of a party, if delivered to the addresses specified above during normal business hours, or if mailed by prepaid registered mail to the addresses and persons specified above. If notice is mailed by prepaid registered mail, it shall be deemed to have been received five days after deposit in a post office in Canada. If at the time of mailing or between the time of mailing and deemed receipt thereof, there occurs a mail strike, a slow-down or other labour dispute which may affect the delivery of notice by mail, then notice given by mail shall be effective only if actually delivered.

26.           All fees, levies, custom duties, taxes and charges of any nature whatsoever, including goods and services or other governmental charges and any additions or charges thereon, now and hereafter imposed by any federal, provincial, state or municipal government or taking authority, regulatory authority or political subdivision thereof or therein, relating to the sale, delivery, use, financing or disposition of the Equipment or the use of the Software or to any documents relating thereto, or relating to this Agreement or anything contained herein, shall be for the account of and be forthwith paid by the Purchaser as prescribed and if the Purchaser neglects to pay, as aforesaid, the Vendor may pay and any amount so paid by the Vendor shall be added to the Total Purchase Price and the Total Purchase Price, or so much thereof as may remain unpaid, shall become immediately due and payable by the Purchaser to the Vendor with interest as aforesaid.

27.           This Agreement is the entire agreement between Purchaser and Vendor with respect to the subject matter hereof and may be varied only by written documentation signed by both Purchaser and Vendor.

28.           All Vendor’s rights are cumulative and not alternative and may be exercised by Vendor separately or together in any order or combination.

29.           Purchaser shall do all acts and execute all documents as Vendor may require to give effect to this Agreement and to preserve and protect Vendor’s rights.

30.           The Purchaser acknowledges receipt of a duplicate copy of this Agreement immediately on the execution thereof, and it waives any rights it may have with respect to receiving notification or copies of any registrations made at any public registries with respect thereto.

31.           All dollar amounts and references to currency herein are in United States dollars.

32.           This Agreement may be executed in counterparts.

DATED at the City of Calgary, in the Province of Alberta as of the date first above written.

Purchaser:
Tidelands Geophysical Co., Inc.

Per:	/s/ Wayne Whitener	c/s

Vendor;
Geo-X Systems Ltd.

Per:	/s/ Chris Chamberlain	c/s

SCHEDULE “A” to the SALE AGREEMENT
BETWEEN GEO-X SYSTEMS LTD and TIDELANDS GEOPHYSICAL CO., INC.

The Equipment to be purchased by Tidelands Geophysical Co., Inc. from Geo-X Systems Ltd. and subject to the terms of this Agreement is as follows:

ARAM-ARIES Seismic Recording System components as listed below:

Module	Qty	Unit Option Price	Extended Price

Central Recording Unit:
SPM with fast download capability. Approx. 20 Kg	1	44,256.00	44,256.00
Quad Line Interface cards	4	18,250.00	73,000.00
Impulse source software	1	73,000,00	73,000.00
Annual software license & upgrades	1	9,000.00	no chg 1st year
Vibroseis Option	1	18,250.00	18,250.00
Additional Flat screen monitor with mounting hardware	2	2,555.00	5,110.00
Exchange portable cases for ARAM-ARIES zero clearance module rack (for recording truck installations only)	1	(3,869.00)	(3,869.00)
Standard installation kit	1	2,498.00	2,498.00
Dual 3490 tape drive with mounting hardware	1	34,748.00	34,748.00
ISYS-V12 thermal plotter with mounting hardware	1	8,355.00	8,355.00

Sub-Total Central Recording Unit			255,348.00

Used Line Equipment:
Remote Acquisition Modules	350	10,240.00	3,584,000.00
Line Tap Units	18	11,950.00	215,100.00

Sub-Total Line Equipment			3,799,100.00

Optional Line Equipment:
Lead Acid Battery Packs	480	183.00	87,840.00
Lead Acid Battery Chargers – charge 10 packs simultaneously	16	5,110.00	81,760.00

Sub-Total Line Equipment			169,600.00

Used Seismic Land Cables:
Land-Lt Cable 2x26G(.036)/4x28GM-3 300 metres total length. Approx, 15.01 kg total weight. 2 X 20-16S Reinforced connectors and Back to Back caps. 4 X KCM 4M drop takeouts at 75 metre intervals. Special cable head water blocking. Special takeout connector water blocking.	700	717.00	501,900.00
Land Cable Back to back integrated on cable	1,400	67.00	93,800.00
Multi-Port Baseline Cable (8x26(.036)GM-3), 280 metres total length. Approx. 23.96kgs total weight. 2 X 20-16S Reinforced connectors. Special cable head water blocking and Back to Back Caps.	36	738.50	26,586.00
Land Baseline Back to Back integrated on cable	72	80.00	5,760.00
Mulit-Port Base Line Splitter cable	4	702.00	2,808.00

Sub-Total Seismic Land Cables			630,854.00

Line Test Equipment:
Hand held test unit with meter and matching geophone adapter	4	475.00	1,900.00
Power Head with 9 volt battery	4	110.00	440.00

Sub-Total Line Test Equipment			2,340.00

Maintenance Equipment & Spare Parts:
Battery Discharge Station	1	5,110.00	5,110.00

Sub-Total Maintenance Equipment & Spare Parts			5,110.00

Sub-Total			4,862,352.00

Shipping Crates			7,235.76

Discount			(2,062,163.00)

Total			2,807,424.76

All dollar amounts and references to currency herein are in United States dollars.

SCHEDULE “B” to the SALE AGREEMENT
BETWEEN GEO-X SYSTEMS LTD. and TIDELANDS GEOPHYSICAL CO, INC.

SOFTWARE LICENSE AGREEMENT

ATTENTION: Please read this Agreement carefully before using the Products provided by Geo-X Systems Ltd. This Agreement is a legally binding agreement between Tidelands Geophysical Co, Inc. (“Tidelands”), and Geo-X Systems Ltd, (“Geo-X”). By installing, copying or using the Software Tidelands is agreeing to be bound by the terms of this Agreement and agree that good and sufficient consideration has passed between Tidelands and Geo-X.

Geo-X Software Product

This software product is the object code of all software used in or with the ARAM-ARIES Seismic Recording System (the “System”), including all amendments, supplements, modifications, enhancements and new versions thereof, as well as any trial or testing software (collectively, the “Software”), whether the Software was delivered at the time of delivery of equipment as specified in the Sale Agreement or other agreement entered into between the parties (the “Original Agreement”) or at any other time, before or after execution of this Agreement, and whether the Software is embedded as part of firmware or supplied separately. At no time will Geo-X supply source code for Software and such source code does not, in any event, form part of the Software.

The documentation includes all instructional information, user manuals and other materials, together with all amendments, supplements, modifications and new versions thereof, which relate to or are used in association with the Software and/or the System (the “Documentation”). The Software and Documentation are herein collectively referred to as the “Products”.

To the extent any terms contained herein are inconsistent with or supplemental to the terms of the Original Agreement, the terms of this Agreement shall govern and prevail. To the extent the Original Agreement is not inconsistent herewith, the Original Agreement is hereby ratified, confirmed and adopted.

Geo-X Software License

GRANT OF LICENSE. Geo-X, as licensor, grants Tidelands, as licensee, a non-exclusive, nontransferable, and limited right license for the use of the Products.

REVISIONS AND UPGRADES. If the Software is provided in accordance with the Original Agreement, following delivery of the equipment and for the duration of the Original Agreement, Geo-X will provide Tidelands with any new released versions of the Software and Documentation pertaining thereto which Geo-X develops. If the Original Agreement terminates due to purchase of the equipment or the Software is not licensed subject to an equipment lease then Geo-X will offer Tidelands subsequent upgrades of the Software and Documentation pertaining thereto at Geo-X’s then prevailing upgrade fee. The terms of this license shall apply to all upgraded or revised versions of the Software and Documentation pertaining thereto.

OWNERSHIP OF SOFTWARE. As licensee, Tidelands owns the physical media on which the Products are originally or subsequently recorded (subject to any retention of title contained in the Original Agreement between the parties), but Geo-X retains title and ownership of the Software recorded on the original media and all subsequent copies of the Software, regardless of the form or media in or on which the original and other copies exist.

COPY RESTRICTIONS. The Products are copyrighted by Geo-X. Unauthorized copying of the Products is expressly forbidden. The Software may be copied by Tidelands for backup purposes so long as it is used solely for the System.

USE RESTRICTIONS. Tidelands may use the Software on up to three computers provided that its use is solely for the preparation and analysis of data to be acquired or having been acquired with the System. Tidelands shall not reverse engineer, decompile, disassemble or translate the Products or any part thereof.

TRANSFER RESTRICTIONS. The Products are licensed only to Tidelands and may not be transferred to any other individual or company without the prior written consent of Geo-X. In no event may Tidelands transfer, assign, rent, lease, sell, or otherwise dispose of the Products on a temporary or permanent basis without such written consent.

CONFIDENTIAL INFORMATION. All information, data, drawings, specifications, documentation, software listings, source and object codes which Geo-X may have imparted and may from time to time Impart to Tidelands relating to the Products (collectively, the “Confidential Information”), is proprietary and confidential. Tidelands agrees by using the Software that it shall use the Confidential Information solely in accordance with the provisions of this software license and that it shall not at any time during or after expiry or termination of this license, disclose the same, whether directly or indirectly, to any third party without Geo-X’s prior written consent. Tidelands further agrees that it shall not itself or through any subsidiary, agent or third party, modify, vary, enhance, copy, sell, lease, license, sublicense or otherwise deal with the Products or any part or parts or variations, modifications, copies, releases, versions or enhancements thereof or have any software or other program written or developed for itself based on any Confidential Information.

TERMINATION. This license shall be effective until terminated. This license shall terminate automatically without notice from Geo-X If a defaulting event occurs under this license. A defaulting event (“License Default”) shall have occurred under this license If any of the following happen:

a)             Tidelands suspends business, abandons or attempts to transfer or gives up possession of substantially all of Tidelands’ property;

b)            Tidelands becomes subject to a bankruptcy, insolvency, receivership, reorganization, proposal, arrangement or similar proceeding, or an encumbrancer takes possession of a substantial part of Tidelands’ property;

c)             if any action is taken to wind-up, liquidate or dissolve Tidelands; or

d)            Tidelands does not perform any of its obligations (including not paying an amount when due) or falls to comply with or is in breach of any term, condition or provision under this license or under the Original Agreement between Geo-X and Tidelands.

Upon termination of this license for any reason whatsoever, Tidelands shall destroy all copies of the Software, including modified copies, if any.

LIMITED WARRANTY. THE PRODUCTS ARE PROVIDED ON AN “AS IS” BASIS WITHOUT WARRANTY OF ANY KIND. FURTHER, GEO-X DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULT OF USE, OF THE PRODUCTS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE PRODUCTS OR ANY CONSEQUENCES RESULTING FROM ANY USE OF THE PRODUCTS IS ASSUMED ENTIRELY BY TIDELANDS. GEO-X WARRANTS ONLY THAT THE MEDIA ON WHICH THE SOFTWARE IS RECORDED IS FREE FROM

DEFECTS IN MATERIALS AND WORKMANSHIP UNDER NORMAL USE AND SERVICE FOR A PERIOD OF THREE MONTHS FROM THE DATE OF TIDELANDS’S RECEIPT OF THE MEDIA. THE FOREGOING IS THE ONLY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (BY STATUTE OR OTHERWISE). NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY GEO-X OR ITS REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY.

LIMITATION OF LIABILITY. GEO-X’S ENTIRE LIABILITY AND TIDELANDS’S EXCLUSIVE REMEDY AS TO THE MEDIA SHALL BE REPLACEMENT OF THE MEDIA THAT DOES NOT MEET GEO-X’S LIMITED WARRANTY AS SET OUT ABOVE, AND WHICH IS RETURNED TO GEO-X WITH A COPY OF THE RECEIPT. IF FAILURE OF THE MEDIA HAS RESULTED FROM ACCIDENT, ABUSE, OR MISAPPLICATION. GEO-X SHALL HAVE NO RESPONSIBILITY OR OBLIGATION TO REPLACE THE MEDIA. Any replacement media shall be warranted for the remainder of the original warranty period only. Neither Geo-X nor any of its representatives or anyone else who has been involved in the creation, production, sale, or delivery of this product shall be liable for any damages, including but not limited to, direct, indirect, consequential, special, exemplary, or incidental damages (including, without limitation, damages for the loss of business profits, business interruption, loss of data or information, and the like) arising out of the use of, inability to use, or performance of such product, even if Geo-X has been advised of the possibility of such damages.

INTELLECTUAL PROPERTY RIGHTS. Tidelands acknowledges that any and all of the trade-marks, trade names, copyrights, patents, Confidential Information and other intellectual property rights used or embodied in or in connection with the Products shall be and remain the sole property of Geo-X. Tidelands shall not during or at any time after the expiry or termination of this license in any way question or dispute the ownership by Geo-X of any such rights. In the event that new inventions, designs or processes evolve in performance of or as a result of this license, Tidelands acknowledges that the same shall be the property of Geo-X unless otherwise agreed in writing by Geo-X, and Tidelands shall hold same in trust for Geo-X and forthwith upon the request of Geo-X assign the same to Geo-X.

WAIVER. Failure or neglect by Geo-X to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of Geo-X’s rights hereunder nor in any way affect the validity of the whole or any part of this license nor prejudice Geo-X’s rights to take subsequent action. Any waiver by Geo-X of any of its rights hereunder, to be enforceable against Geo-X, must be in writing and signed by Geo-X.

HEADINGS. The headings of the terms and conditions herein contained are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or Interpretation of any of the terms and conditions of this license.

SEVERABILITY. In the event that any of these terms, conditions or provisions shall be determined invalid, unlawful or unenforceable to any extent, such term, condition or provision shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

GOVERNING LAW. This license and its terms and conditions shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable in the Province of Alberta.

DATED at the City of Calgary, in the Province of Alberta as of the date of the Original Agreement.

TIDELANDS GEOPHYSICAL CO., INC.

Per:	/s/ Wayne Whitener	c/s
Authorized Signatory

GEO-X SYSTEMS LTD.

Per:	/s/ Chris Chamberlain	c/s